Exhibit 10.1

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

    Congratulations! You have been granted an Award of Restricted Stock Units (the “Units” or the “Award”) by onsemi under the Amended and Restated Stock Incentive Plan (as it may be amended and in effect from time to time, the “Plan”) as follows:

GRANTEE NAME:
EMPLOYEE ID:
NUMBER OF UNITS GRANTED:
Each Unit represents the right to receive one share of common stock of the Company and any Related Credits, provided that you remain employed with or continue providing services to the Company and its affiliates through the applicable vesting date below and subject to all the other terms and conditions of this Notice of Grant of Restricted Stock Units (this “Notice”), the restricted stock unit award agreement attached as Exhibit A (the “Award Agreement”), any other exhibits or appendices to this Notice or the Award Agreement, and the Plan (together, the “Award Documents”). All capitalized terms used but not defined in this Notice have the meanings ascribed to them in the Plan or the Award Agreement.

GRANT NUMBER:
GRANT DATE:
VESTING DATES:

You will not receive any shares of common stock upon vesting unless and until the criteria set forth in this Notice and the Award Agreement, including satisfaction of all Tax Obligations, are satisfied. Please confirm your acceptance of this Award by signing below or, in the case of a Notice provided to you in electronic format, by following the instructions below:

[INSTRUCTIONS OMITTED]

By your acceptance of this Award:

•you acknowledge receiving and reviewing the Award Documents, including this Notice, the Award Agreement and the Plan, and related documentation;
•you agree that this Award is granted under, and governed by the terms and conditions, of the Award Documents, and you agree to be bound by all such terms and conditions;
•you agree to accept as binding, conclusive and final all decisions or interpretations of the Plan administrator or its delegatee; and
•you consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Award Agreement for the purposes of implementing, administering and managing your participation in the Plan.

You do not have to accept the Award. If you wish to decline your Award, you should promptly notify Stock Administration of your decision at [CONTACT EMAIL OMITTED]. If you do not provide such notification by the last day of the calendar month prior to the first Vesting Date, you will be deemed to have accepted your Award on the terms and conditions set forth in these Award Documents.

This Notice will be interpreted and administered under the laws of the State of Delaware (without giving effect to its conflict of laws principles) and upon acceptance will be deemed to have been executed and delivered as of the Grant Date.

GRANTEE

Name:

ON SEMICONDUCTOR CORPORATION

By:
Name:
Title:

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT

1.Grant of Units.
1.1.ON Semiconductor Corporation, a Delaware corporation (the “Company”), hereby grants to the grantee (the “Grantee”) named in the Notice of Grant of Restricted Stock Units (the “Notice”) an award of restricted stock units (the “Units” or the “Award”), as set forth in the Notice and subject to the terms and conditions in this Restricted Stock Unit Award Agreement (this “Award Agreement”), the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (as it may be amended and in effect from time to time, the “Plan”), and, if applicable, the Appendix described in Section 22 (collectively, the “Award Documents”). All capitalized terms used but not defined in this Award Agreement have the meaning set forth in the Plan or the Notice unless a contrary meaning is set forth in the Grantee’s employment agreement or comparable agreement with the Company or one of its Affiliates (as amended and in effect from time to time, the “Employment Agreement”).
1.2.Each Unit represents the right to receive one share of common stock of the Company (“Stock”), subject to Section 6, on the applicable Vesting Date (as defined below) if and to the extent that the vesting conditions of the Award Documents have been satisfied. Unless and until the Units vest, the Grantee will have no right to receive any shares of Stock (or any other payment or right) in connection with such Units. Prior to the actual distribution of shares of Stock in settlement of any vested Units, if applicable, this Award represents an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
1.3.While any portion of this Award is outstanding, from the Grant Date through the date any shares of Stock are issued in settlement of this Award, the Grantee will be credited with (i) the amount of any cash dividends and (ii) any Stock, securities or other property to which the Grantee would have been entitled had the Grantee been a record holder of one share of Stock for each Unit that the Grantee holds as of the applicable payment date (collectively, the “Related Credits”). All such Related Credits will be credited notionally to a dividend equivalent account established for the Grantee, effective as of the applicable payment date, but will not accrue interest or other earnings. The Related Credits will vest and pay out or be forfeited at the same time and on the same terms as the Units to which they relate.
2.Company Obligations. Subject to this Section 2 and Section 3, the vesting of Units on each scheduled vesting date set forth in the Notice (each, a “Vesting Date”) is subject to the Grantee’s continuous service as an employee, consultant or other service provider from the grant date set forth in Notice (the “Grant Date”) to the applicable Vesting Date (the “Service Condition”).
3.    Termination of Employment or Services. Unless otherwise provided in any Employment Agreement then in effect between the Grantee and the Company or one of its Affiliates, if the Grantee’s employment or service relationship with the Company and its Affiliates terminates for any reason (regardless of who initiates the termination or whether the termination is with or without Cause), any unvested Units will be canceled and forfeited automatically as of the date of the Grantee’s termination of employment or service.
4.    Time and Form of Payment. Subject to the provisions of the Award Documents, upon vesting, the Company will deliver to the Grantee the same number of whole shares of Stock as the number of vested Units, rounded to the nearest whole share (without payment for any fractional share, and any vested Related Credits. Subject to Section 20, the Company will deliver the Stock and vested Related Credits to the Grantee within 15 days after the applicable Vesting Date.
5.    Nontransferability. Prior to vesting, the Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution, except as otherwise provided under Article 12 of the Plan.
6.    Adjustments. In the event of a stock dividend or in the event the Stock is changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation or other similar corporate change, the Award will be adjusted by the Committee in its discretion in accordance with, and to the extent provided in, Section 5.3 of the Plan.
7.    Delivery of Shares. No shares of Stock will be delivered under this Award Agreement until: (i) the Units vest in accordance with the terms and conditions of the Award Documents; (ii) approval of any governmental authority required in connection with this Award Agreement, or the issuance of shares of Stock thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any shares of Stock under this Award Agreement would not violate the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable federal, state or local securities or other laws or regulations; (iv) the Grantee has complied with Section 13 below, in order for the proper provision for required tax withholdings to be made; and (v) the Grantee has executed and returned the Notice to the Company (which, in the case of a Notice provided to the Grantee in electronic format, requires that the Grantee click the “ACCEPT” or “SUBMIT” button).
8.    Securities Act. The Company will not be required to deliver any shares of Stock upon the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal, state or local securities laws or regulations.
9.    No Voting and Other Stockholder Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (such as rights to any cash dividends or distributions) with respect to the Units before the Company issues shares of Stock to the Grantee in settlement of vested Units except for the accrual of any Related Credits in accordance with Section 1.3.
10.    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted under the Award Documents must be given in writing and will be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time to time to the other party.
10.1    Description of Electronic Delivery. The Award Documents and all other documents related to participation in the Plan (which may include the Plan, the Notice, this Award Agreement, any prospectus delivered pursuant to the Plan or applicable law and any reports of the

Company provided generally to the Company’s stockholders) may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically the Notice and this Award Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
10.2    Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read Section 10.1 and consents to the electronic delivery of the Award Documents as described in Section 10.1. The Grantee acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone, in writing, or by email.
11.    Administration. The Notice and this Award Agreement are subject to the terms and conditions of the Plan and will be administered by the Committee in accordance with the terms and provisions of the Plan in all respects. The Committee has the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect to the Plan and this Award Agreement will be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan will control.
12.    Continuation of Employment or Services. This Award Agreement does not, and should not be construed to, confer upon the Grantee any right to continue employment with, or to provide services to, the Company and its Affiliates and does not limit the right of the Company, in its sole and absolute discretion, to terminate the Grantee’s employment or services at any time and for any reason.
13.    Responsibility for Taxes and Withholdings.
13.1    Liability for Tax Obligations. The Grantee acknowledges that, regardless of any action the Company or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (the “Tax Obligations”), the ultimate liability for all Tax Obligations is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Award, including the grant of the Award, the vesting of Units, the conversion of the Units into shares of Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax Obligations or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.
13.2    Satisfaction of Tax Obligations. Prior to any relevant taxable or tax-withholding event, as applicable, the Grantee must pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all Tax Obligations. In this regard, pursuant to Article 16 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the Units, the Grantee hereby authorizes the

Company or the Employer, or their respective agents, to withhold all applicable Tax Obligations in shares of Stock to be issued upon vesting and settlement of the Units. Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the Units, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax Obligations by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); (iii) personal check or other cash equivalent acceptable to the Company; or (iv) any other means as determined appropriate by the Company or the Committee.
13.3    Withholding Amounts. Depending on the withholding method, the Company may withhold or account for Tax Obligations by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial or accounting consequences for the Company). In the event that the Company withholds an amount for Tax Obligations that exceeds the maximum withholding amount under applicable law, the Grantee will receive a refund of such over-withheld amount in cash and will have no entitlement to an equivalent amount in Stock.
13.4    Consequences of Failure to Satisfy Tax Obligations. The Grantee understands and agrees that the Grantee must pay to the Company or to the Employer any amount of Tax Obligations that cannot be satisfied by the means described in Section 13.2. The Company may refuse to issue or deliver shares of Stock or pay any other amounts due to the Grantee under the Award Documents if the Grantee fails to fully satisfy the Tax Obligations.
14.    Amendments. The Notice and this Award Agreement may not be amended or modified so as to materially adversely affect the Grantee’s rights except (i) by a written agreement executed by the Company and the Grantee or (ii) as otherwise provided in the Plan.
15.    Integrated Agreement. The Award Documents constitute the entire understanding and agreement of the Grantee and the Company with respect to the Award and supersede any prior agreements, understandings, restrictions, representations or warranties between the Grantee and the Company with respect to such subject matter. To the extent contemplated in the Award Documents, the provisions of the Award Documents will survive any vesting and settlement of the Award and will remain in full force and effect.
16.    Severability. If one or more of the provisions of the Notice and this Award Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired by such holding and the invalid, illegal or unenforceable provisions will be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void should first be construed, interpreted or revised retroactively to permit the Notice and this Award Agreement to be construed so as to foster the intent of the Award Documents.
17.    Governing Law and Venue. The Award Documents will be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under the Award Documents, the parties hereby submit to and consent to the jurisdiction of the State of Arizona and agree that such litigation will be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.

18.    Grantee Representations. The Grantee represents that he or she has read and is familiar with the provisions of the Award Documents and accepts the Award subject to all such terms and conditions. The Notice and this Agreement will be deemed to have been accepted and signed by the Grantee and the Company as of the Grant Date upon the Grantee’s online acceptance or deemed acceptance as set forth in the Notice or otherwise agreed in writing by the Grantee.
19.    Counterparts. The Notice and this Agreement may be executed (or, as provided in Section 18, accepted and signed) in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
20.    Section 409A Compliance. The Company intends and believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Award comply with, or are exempt from, the requirements of Section 409A of the Code and each provision of the Award Documents will be interpreted, to the extent possible, consistent with that intent and belief. For any payments due pursuant to this Award that the Company determines must comply with Section 409A, (i) the provisions of Section 18.3 of the Plan will apply, including any payment delays that may be required to comply with Section 409A, and (ii) each payment under these Award Documents will be treated as a separate payment. As provided in the Plan, the Company reserves the right to amend the Award or the Award Documents to ensure any payments pursuant to this Award comply with, or are exempt from, Section 409A. Notwithstanding the foregoing, the Grantee remains solely responsible for any adverse tax consequences that may be imposed upon the Grantee by Section 409A and nothing in the Award Document provides a basis for any person to take any action against the Company or any of its Subsidiaries or affiliates based on matters covered by Section 409A, including the tax treatment of any amounts payable or paid under the Award Documents.
21.    Confidentiality; Reaffirmation of Restrictive Covenants; Violation.
21.1    Confidentiality of Agreement. The Grantee acknowledges and agrees that the terms of this Award are considered proprietary information of the Company. The Grantee agrees to maintain the confidentiality of these matters to the fullest extent permitted by law and not to disclose them to any third party other than the Grantee’s spouse or legal, financial or tax advisors provided, in each case, that the recipient agrees to maintain confidentiality as required by this Section 21.1.
21.2    Exceptions. There are limited exceptions to the above confidentiality requirement if the Grantee is providing information to government agencies, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent) and the Securities and Exchange Commission. The Award Documents do not limit the Grantee’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Award Agreement will prevent the Grantee from disclosing confidential information or trade secrets that: (i) is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Grantee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose confidential information or trade secrets related to the suspected violation of law or alleged retaliation to the Grantee’s attorney and use the confidential information or trade secrets in the court proceeding if the Grantee or the Grantee’s attorney: (x) files any document containing confidential information or trade secrets under seal; and (y) does not disclose the confidential information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with applicable law including, among others, the Defend Trade Secrets Act of 2016.
21.3    Reaffirmation of Restrictive Covenants. By accepting this Award, the Grantee reaffirms the Grantee’s obligation to comply with any confidentiality, non-competition, non-solicitation, non-disclosure, confidential information and similar restrictive covenant provisions set forth in the Grantee’s Employment Agreement or any other agreement to which the Grantee and the Company or any Affiliate are parties (such provisions, the “Restrictive Covenants”).
21.4    Violation. If the Grantee violates the confidentiality provisions of this Section 21 or any Restrictive Covenants, the Company, without waiving any other remedy available, may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s employment or service relationship.
22.    Appendix. Notwithstanding any provisions in the Award Documents, the grant of the Units will be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Award Agreement for the Grantee’s country (the “Appendix”), which constitutes part of this Award Agreement. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
23.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Further, the Award, any shares issued in settlement of vested Units, any Related Credits, and any other amounts realized under the Award Documents are subject to the Company’s compensation recovery policies (and related Company practices) as in effect from time to time, including any policies adopted in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules, regulations and listing requirements. In addition to the Company’s compensation recovery policies, and notwithstanding anything in the Plan or any Employment Agreement to the contrary, the Company may require the Grantee to forfeit all or a portion of any unvested Units, any shares of Stock delivered pursuant to, and any other amounts realized under, the Award Documents if: (i) the Grantee’s employment is terminated for Cause; or (ii) the Committee, in its sole and absolute discretion, determines that the Grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company. The Grantee agrees to fully cooperate with the Company in assuring compliance with the provisions of this Section 23 and such compensation recovery policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to the provisions of this Section 23, such policies and applicable law.
24.    Data Privacy.    The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Award Agreement by and among, as applicable, the Employer and the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number, passport number, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data may be transferred to such stock plan service provider (or providers) as may be selected by the Company which is (or are) assisting in the implementation, administration and management of the Plan and awards granted under it. The Grantee understands that these recipients of Data may be located in the United States, or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative. The Grantee hereby authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan and awards granted thereunder to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee's participation in the Plan.

The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given in this Section 24, in any case without cost, by contacting the Grantee's local human resources representative in writing. The Grantee understands, however, that refusing or withdrawing such consent may affect the Grantee’s ability to participate in the Plan and the Grantee’s continued eligibility for this Award or eligibility to be granted any other awards under the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the local human resources representative.